Exhibit 99.(c)(2)
Project Eliot
Discussion Materials
May 2006

Project Eliot
This document has been prepared for the Board of Directors of Eliot plc solely for information purposes in connection with the proposed recommended cash offer by Thomas UK Limited for the entire issued share capital of Eliot plc not already owned by Thomas UK Limited. This document must be held by you and your directors, officers and employees in strict confidence and may not be communicated, reproduced, distributed or disclosed to any other person in whole or in part at any time except with the prior written consent of Morgan Stanley.
This document and the analyses and valuations contained in it were prepared based solely on information obtained from Eliot and from public sources on or prior to the date hereof. We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this presentation. No representation or warranty, express or implied, is or will be made by Morgan Stanley or its affiliates or by any of their respective officers, employees or agents in relation to the accuracy or completeness of the information contained in this document, or any oral information provided in connection therewith and, without prejudice to any liability for fraudulent misrepresentation, no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) is or will be accepted by any of them in relation to such information. With respect to the internal financial statements, the financial projections and other financial data relating to Eliot we have assumed that they have been reasonably and properly prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Eliot as at the date hereof. We have not conducted any independent valuation or appraisal of the assets or liabilities of Eliot nor have we been provided with any such valuation or appraisal. Morgan Stanley and its affiliates and their respective officers, employees or agents expressly disclaim any and all liability which may be based on this document and any errors therein or omissions therefrom. In particular, no representation or warranty, express or implied, is given as to the achievement or reasonableness of future projections, management targets, estimates, prospects or returns, if any.
Any views contained herein are based on financial, economic, market and other conditions prevailing as of the date of this presentation.
This document does not constitute and should not be considered as any form of financial opinion or recommendation on the part of Morgan Stanley or any of its subsidiaries or associated companies.
12 May 2006

Project Eliot
Preliminary Equity Valuation Summary
Equity Valuation Summary Pence Per Share (p)
Notes
1. Assumes Net Cash of £156.8 MM (projected to June 2006)
2. Premium paid (corresponding to share price of £7.34 at the time) is calculated based on the average of Eliot’s closing share price on the last 5 days prior to announcement 2

Project Eliot
3 Year Share Price Performance
Current Share Price (May 11, 2006): 813 Pence
Last Three Year Share Price (£ — Rebased to Eliot)
Offer Price: 1,320 Pence per Share
Notes
1. Volume Weighted Average Price refers to the average price at which shares were traded over the period; Calculated as total value traded over the period divided by total volume of shares traded over the period
2. Premium paid is calculated based on the average of Eliot’s closing share price over the last 5 days prior to announcement
3. Based on 53.93MM fully diluted shares outstanding
4. Assumes net cash of £156.8MM (projected to June 2006)

Project Eliot
Comparison with Analyst Valuations
Overview of Brokers’ Price Targets Pence Per Eliot Share

Project Eliot
Comparable Biotechnology Precedent Transactions
Premium Paid
Selected Biotech Prepaids
Premium to Unaffected Share Price (%)
Note
1. Unaffected and one-day prior premia equivalent for all transactions excluding Shire/TKT (21.6%)

Project Eliot
Selected UK Precedent Transactions
Last 12 Months, UK Public Cash Transactions Greater Than £500 MM
Selected UK Prepaids
Premium to Unaffected Share Price (%)

Project Eliot
Discounted Cash Flow
• Morgan Stanley performed discounted cash flow analyses to determine a range of present values for Eliot based on financial guidance provided by the Management of Eliot and current sell-side analyst (“Broker”) estimates
· Morgan Stanley’s valuation approach revolved around two methodologies:
– “Market Attributable Valuation” representing the marketed and pipeline products currently recognized by the market
– Includes royalty streams from Humira®, certain clinical stage pipeline products (partnered and proprietary), cash, cash equivalents and marketable securities
– “Full Valuation” – in addition to the value described above, this methodology also aims to ascribe value to the earlier-stage pipeline candidates and to the Eliot proprietary discovery technology platform
· Market Attributable Valuation in a range of 899p – 1,026p for Eliot:
– Morgan Stanley performed a discounted cash flow analysis on the approved products and for certain clinical pipeline products, based on the following assumptions:
– Broker estimates of sales for Humira® and other pipeline products (where available)
– Industry standard and company provided clinical attrition rates based on the type of product analysed
– 12.5% discount rate for Eliot’s proprietary products and the licensee’s discount rate for products on which Eliot receives a royalty stream
– The discount period used was 20 years, or if shorter, the length of time from launch to the expiration of the license agreement
– Range based on a sensitivity to Humira peak sales
– Cash and cash equivalents were valued at par and marketable securities at the market value of the underlying, where available

Project Eliot
Discounted Cash Flow (cont’d)
· Full Valuation in a range of 1,139p – 1,346p per share for Eliot :
– Early-stage pipeline candidates
– Methodology similar to discounted cash flow analysis in the Market Attributable Valuation
– Given early stage nature of products, peak sales estimates based on industry norms for the indications sought
– Platform Technology Valuation — value attributable to Eliot’s proprietary discovery technology platform based on a triangulation of three valuation methodologies:
– Discounted Cash Flow (DCF) of Discovery Candidates and Research Productivity
– Estimated a DCF value of a discovery lead based on industry standard peak sales, economics, attrition rates and 20 year product life (for products in the Thomas collaboration, economics of that agreement applied)
– Based on management guidance, attempted to determine the productivity of Eliot’s discovery engine and the number of discovery leads generated annually
– 12.5% discount rate for Eliot proprietary candidates and 8% discount rate for Thomas partnered candidates
– Comparable Companies Trading – reviewed listed companies such as MorphoSys and Galapagos Genomics whose value was largely attributable to their technology platforms and not to the clinical pipeline
– Precedent Transactions – reviewed transactions where the value of the technology platform was a key strategic driver
– Merck’s acquisition of Rosetta
– Eli Lilly’s acquisition of Applied Molecular Evolution
– Takeda’s acquisition of Syrrx
– Johnson & Johnson’s acquisition of TransForm Pharmaceuticals
– Merck’s acquisition of GlycoFi